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				     EXHIBIT 12(a)


		    COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
		 SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES
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					     Twelve       Six
					     Months       Months
					     Ended        Ended
					     June 29,     June 29,                    Year Ended
					     1996         1996
(millions, except ratios)                    (unaudited)  (unaudited)     1995     1994     1993     1992     1991
Fixed Charges
 Interest and amortization of debt
  discount and expense on all indebtedness   $1,377       $687           $1,373   $1,279   $1,318   $1,389   $1,568

 Add interest element implicit in rentals       101         42              119      114      105      165      155
					      1,478        729            1,492    1,393    1,423    1,554    1,723
 Interest capitalized                             4          2                4        1        3       23       22
Total fixed charges                          $1,482       $731           $1,496   $1,394   $1,426   $1,577   $1,745

Income (loss)
 Income (loss) from continuing operations    $1,109       $425           $1,025     $857     $625  ($1,812)    $160
 Deduct undistributed net income (loss)
  of unconsolidated companies                    19          8                9       (7)       6       (4)     (11)
					      1,090        417            1,016      864      619  ( 1,808)     171
Add
 Fixed charges (excluding interest
  capitalized)                                1,478        729            1,492    1,393    1,423    1,554    1,723
 Income taxes (benefit)                         763        283              703      614      329  ( 1,039)     126
    Income (loss) before fixed charges
     and income taxes                        $3,331     $1,429           $3,211   $2,871   $2,371  ($1,293)  $2,020

Ratio of income to fixed charges               2.25       1.96             2.15     2.06     1.66     (A)      1.16

(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,870 million.
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